Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

July 10, 2017

Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103

Ladies and Gentlemen:

We have acted as counsel to Campbell Soup Company, a New Jersey corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer, issuance and sale from time to time of an indeterminate number of senior and subordinated debt securities of the Company (together, the “Debt Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Amended and Restated Certificates of Incorporation of the Company; (ii) the Registration Statement; (iii) the prospectus contained within the Registration Statement; (iv) the indenture, dated as of March 19, 2015, between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented and amended to the date hereof (the “Senior Notes Indenture”); (v) the Form of Subordinated Indenture, to be entered into between the Company and Wells Fargo Bank, National Association, as trustee and, together with the Senior Notes Indenture, the “Indentures,” and each an “Indenture”); and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. Based on and subject to the foregoing and assuming that: (i) the Company, the underwriters and Trustee will be duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and will have the requisite corporate power to enter into and perform their respective obligations related to the offering of Debt Securities and under the underwriting or similar agreement, Indenture and any supplemental indenture relating to the Debt Securities; (ii) all corporate action required to be taken by the Company, underwriters and Trustee to duly authorize each proposed issuance of Debt Securities, as applicable, and to execute, deliver and perform each of the operative documents related to the offering of the Debt Securities will have been completed (and each operative document is governed by New York law); (iii) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Debt Securities are offered or issued as contemplated in the Registration Statement; (iv) all Debt Securities will have been offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the applicable prospectus supplement and the applicable definitive underwriting or similar agreement; (v) the Indentures and any indenture governing the Debt Securities, in each case including any supplemental indentures thereto, have or will have been qualified under the Trust Indenture Act of 1939, as amended; (vi) any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority will have been issued; (vii) the terms of any Debt Securities and their issuance and sale will have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, as the case may be; (viii) a definitive underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto; and (ix) any Debt Securities issuable upon conversion, exercise or exchange of any Debt Securities being offered or issued will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange:

When: (A) the terms of such Debt Securities to be issued under the applicable Indenture and any applicable supplemental indenture and the terms of their issuance and sale have been duly established in conformity with such Indenture and such supplemental indenture; (B) such Indenture and such supplemental indenture have been duly authorized, executed and delivered; (C) the Indentures and supplemental indentures constitute legal, valid and binding obligations of the Trustee, enforceable against it in accordance with their terms; and (D) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and any applicable supplemental indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any applicable underwriting or similar agreement approved by the Company’s board of directors, then such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

 The opinions expressed above with respect to the Debt Securities are subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) requirements that a claim with respect to any Debt Securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law. Rights to indemnification and contribution may also be limited by Federal and state securities laws or public policy related thereto. We express no opinion with regard to whether any federal court of the United States would have subject matter jurisdiction in any legal suit, action or proceeding.

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP